Exhibit 8.2

                      YOUNG CONAWAY STARGATT & TAYLOR, LLP

                                 ELEVENTH FLOOR
                              RODNEY SQUARE NORTH
                                  P.O. BOX 391
                        WILMINGTON, DELAWARE 19899-0391

                                 (302) 571-6600
                            (800) 253-2234 (DE ONLY)
                              FAX: (302) 571-1253


                                  [LETTERHEAD]


                                        October 31, 1997

Board of Directors
Ninth Ward Savings Bank, FSB
400 Delaware Avenue
Wilmington, DE 19801

Dear Members:

     We have been engaged by Ninth Ward Savings Bank, FSB, a federally chartered savings bank (the "Bank") in connection with certain matters related to a reorganization transaction ("Reorganization", as defined below).

     Specifically, we have been engaged to render an opinion from this firm regarding the income tax consequences of the Reorganization under the laws of the State of Delaware. We have been provided with the opinion of tax counsel, Peabody & Brown ("Federal Tax Opinion"), to the Bank dated of even date herewith, pertaining to the treatment of the Reorganization for federal income tax purposes under the Internal Revenue Code of 1986, as amended. For purposes of this opinion, the recitation of the statements in the Federal Tax Opinion and the definitions of terms in the Federal Tax Opinion are incorporated herein by reference. The term "Reorganization" as used herein refers to the transactions described in the Federal Tax Opinion. The Federal Tax Opinion states in relevant part that:

     1. The Stock Conversion will constitute a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the "Code"), and no gain or loss will be recognized to either the Bank or the Converted Bank as a result of the Stock Conversion (see Rev. Rul. 80-105, 1980-1 C.B. 78).

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YOUNG CONAWAY STARGATT & TAYLOR, LLP
  Board of Directors
  Ninth Ward Savings Bank, FSB
  October 31, 1997
  Page 2


     2. The assets of the Bank will have the same basis in the hands of the Converted Bank as in the hands of the Bank immediately prior to the Stock Conversion (Section 362(b) of the Code).

     3. The holding period of the assets of the Bank to be received by the Converted Bank will include the period during which the assets were held by the Bank prior to the Stock Conversion (Section 1223(2) of the Code).

     4. No gain or loss will be recognized by the Converted Bank upon its receipt of money from the Company in exchange for shares of common stock of the Converted Bank (Section 1032(a) of the Code). The Company will be transferring solely cash to the Converted Bank in exchange for all the outstanding capital stock of the Converted Bank and therefore will not recognize any gain or loss upon such transfer. (Section 351(a) of the Code; see Rev. Rul. 69-357, 1969-1 C.B. 101).

     5. No gain or loss will be recognized by the Company upon its receipt of money in exchange for shares of the Common Stock (Section 1032(a) of the Code).

     6. No gain or loss will be recognized by the Eligible Account Holders, Supplemental Eligible Account Holders or Other Members of the Bank upon the issuance to them of deposit accounts in the Converted Bank in the same dollar amount and on the same terms and conditions in exchange for their deposit accounts in the Bank held immediately prior to the Stock Conversion. (Section 1001(a) of the Code; Treas. Reg. ss.
          1.1001 - 1(a)).

     7. The tax basis of the savings accounts of the Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members in the Converted Bank received as part of the Stock Conversion will equal the tax basis of such account holders' corresponding deposit accounts in the Bank surrendered in exchange therefor (Section 1012 of the Code).

     8. Each depositor of the Bank will recognize gain upon the receipt of his or her respective interest in the Liquidation Account

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YOUNG CONAWAY STARGATT & TAYLOR, LLP
  Board of Directors
  Ninth Ward Savings Bank, FSB
  October 31, 1997
  Page 3


          established by the Converted Bank pursuant to the Plan and the receipt of his or her subscription rights deemed to have been received for federal income tax purposes, but only to the extent of the excess of the combined fair market value of a depositor's interest in such Liquidation Account and subscription rights over the depositor's basis in the former interests in the Bank other than deposit accounts. Persons who subscribe in the Stock Conversion but who are not depositors of the Bank will recognize gain upon the receipt of subscription rights deemed to have been received for federal income tax purposes, but only to the extent of the excess of the fair market value of such subscription rights over such person's former interests in the Bank, if any. Any such gain realized in the Stock Conversion would be subject to immediate recognition.

     9. The basis of each account holder's interest in the Liquidation Account received in the Stock Conversion and to be established by the Converted Bank pursuant to the Stock Conversion will be equal to the value, if any, of that interest.

     10. No gain or loss will be recognized upon the exercise of a subscription right in the Stock Conversion. (Rev. Rul. 56-572, 1956-2 C.B. 182).

     11.  The  basis  of the  shares  of  Common  Stock  acquired  in the  Stock
          Conversion will be equal to the purchase price of such shares, increased, in the case of such shares acquired pursuant to the exercise of subscription rights, by the fair market value, if any, of the subscription rights exercised (Section 1012 of the Code).

     12. The holding period of the Common Stock acquired in the Stock Conversion pursuant to the exercise of subscription rights will commence on the date on which the subscription rights are exercised (Section 1223(6) of the Code). The holding period of the Common Stock acquired in the Community Offering will commence on the date following the date on which such stock is purchased (Rev. Rul. 70-598, 1970-2 C.B. 168; Rev. Rul. 66-97, 1966-1 C.B. 190).

     13. The Bank, after Conversion, will succeed to and take into account the earnings and profits or deficit in earnings and profits of the

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YOUNG CONAWAY STARGATT & TAYLOR, LLP
  Board of Directors
  Ninth Ward Savings Bank, FSB
  October 31, 1997
  Page 4


          Bank prior to the Conversion as of the date of Conversion (Section 381 of the Code).

     14. Immediately after the Conversion, the Bank will succeed to the bad debt reserve accounts of the Bank prior to the Conversion and the bad debt reserves will have the same character in the Bank's hands after Conversion as if no distribution or transfer had occurred. (Section 381 of the Code).

     15. The creation of the liquidation account will have no effect on the Bank's taxable income, deductions or addition to reserve for bad debts.

     In rendering the opinion set forth below, we have assumed, without independent verification or investigation, that the facts and circumstances attendant to the Reorganization as described in the Federal Tax Opinion are true and complete. We have, based on your specific instructions, specifically relied upon the conclusions of law stated in the Federal Tax Opinion as to the treatment of the Reorganization for federal income tax purposes, and our opinions as set forth herein assume the accuracy of such conclusions of law.

     We note that the Bank currently is reporting itself as not subject to the Delaware corporate income tax, but, pursuant to an exemption contained in 5 Del.
C. ss. 1109, instead is reporting itself as subject to the franchise tax on "taxable income" imposed by 5 Del. C. ss. 1101 et seq. That statute defines "taxable income" as net operating income before taxes increased by the amount of securities gains before taxes and reduced by securities losses before taxes and other adjustments not relevant to this analysis, and multiplied by .56.

     Based upon the foregoing, we are of the opinion that:

     1. For individual income tax purposes, the State of Delaware will treat the Reorganization in an identical manner as it is treated by the Internal Revenue Code of 1986, as amended, for federal income tax purposes.

     2. For corporate income tax purposes, to the extent that the Bank, the Converted Bank, or the Company is subject to tax under the Delaware corporate income tax imposed by 30 Del. C. ss. ss. 1901, et seq., the State of Delaware will treat the Reorganization in an identical manner as it is treated by the Internal Revenue Code of 1986, as amended, for federal income tax purposes.

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YOUNG CONAWAY STARGATT & TAYLOR, LLP
  Board of Directors
  Ninth Ward Savings Bank, FSB
  October 31, 1997
  Page 5


     3. The Reorganization will not generate net operating income nor will it generate securities gains within the meaning of 5 Del. C. ss. 1101 et seq., and accordingly, the Reorganization should not generate taxable income to the Bank within the meaning of the franchise tax imposed by 5 Del. C. ss. 1101 et seq. However, we are not aware of any Delaware precedent for our opinion, and because this statute does not make reference to federal income tax principles, we are unable to rely on federal analysis for our opinion. Accordingly, it is possible that a contrary result might be asserted by the State of Delaware.

     The opinion herein expressed specifically does not include, without limitation by the specification, hereof, (1) any opinion with respect to any franchise tax (other than as set forth above concerning 5 Del. C. ss. 1101 et seq.), capital stock tax, real estate or other transfer tax, gross receipts tax, or similar tax which might result from the implementation of the Plan of
Reorganization, or (2) any opinion as to the effect, if any, of the Reorganization transaction on earnings or profits, bad debt reserve accounts or the continued existence of, carryback or carryforward of, or the limitation on, any net operating losses of the Bank.

     This opinion is solely for your information in connection with the transaction described above and should not be quoted or otherwise referred to in whole or in part, in any financial statement or other document, or furnished to any other person or agency without our prior written consent. Other than the addressee hereof, no one is entitled to use or rely on this opinion letter.

     Our opinion is limited to the Delaware tax matters described above and does not address any federal tax considerations or any other state, local or foreign tax considerations. If any of the information upon which we have relied is incorrect, or if changes in the relevant facts occur after the date hereof, our opinion could be affected thereby. Moreover, our opinion is based on Delaware law as it now exists. Delaware law is subject to change and such change may be made with retroactive effect. We can give no assurance that, after such change, our opinion would not be different. We undertake no responsibility to update or supplement our opinion subsequent to consummation of the Stock Conversion. Prior to that time, we will undertake to update or supplement our opinion in the event of a material change in the Delaware tax consequences set forth above and to file such revised opinion as an exhibit to the Registration Statement and the Bank's Application for Conversion on Form AC ("Form AC"). This opinion is not binding on the State of Delaware or any agency or instrumentality thereof, and there can be no assurance, and none is hereby given, that the State of Delaware or any agency or instrumentality thereof will not take a position contrary to one or more of the positions reflected in the foregoing opinion, or that our

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YOUNG CONAWAY STARGATT & TAYLOR, LLP
  Board of Directors
  Ninth Ward Savings Bank, FSB
  October 31, 1997
  Page 6


opinion will be upheld by the courts if challenged by the State of Delaware or any agency or instrumentality thereof.

     We hereby consent to the filing of this opinion with the OTS as an exhibit to the Application H-(e) 1-S filed by the Company with the OTS in connection with the Conversion and the reference to our firm in the Application H-(e) 1-S under Item 110.55 therein.

     We also hereby consent to the filing of this opinion with the SEC and the OTS as exhibits to the Registration Statement and Form AC, respectively, and the reference to our firm in the Prospectus, which is a part of both the Registration Statement and the Form AC, under the headings "The Conversion -- Effect of Conversion to Stock Form on Depositors and Borrowers of the Bank -- Tax Effects" and "Tax Opinion."


                                        YOUNG CONAWAY STARGATT & TAYLOR, LLP

                                        /s/ Young Conaway Stargatt & Taylor, LLP